  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 14, 2014

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Incentive Plan for Fiscal Year 2015

On May 14 and 15, 2014, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Xilinx, Inc. (the “Company”) approved the Company’s Executive Incentive Plan for fiscal 2015 (the “2015 Incentive Plan”). The 2015 Incentive Plan is designed to tie executive compensation to the executive’s achievement of individual performance goals and the Company’s achievement of financial objectives. The 2015 Incentive Plan is effective as of March 30, 2014.

The 2015 Incentive Plan provides for a cash bonus calculated as a percentage of the executive officer’s base salary. The 2015 Incentive Plan includes a newly created target bonus percentage for executive vice presidents. For fiscal 2015, the bonus target for the Chief Executive Officer (“CEO”), Moshe N. Gavrielov, is 140% of his base salary; the bonus target for executive vice presidents, Jon A. Olson and Victor Peng, is 100% of their respective base salaries; the bonus target for senior vice presidents, Frank A. Tornaghi and Vincent L. Tong, is 80% of their respective base salaries; and the bonus target for all other executive officers range from 65% to 80% of their respective base salaries, depending on their position.

Under the 2015 Incentive Plan, the cash bonuses for the CEO and all other executive officers are determined using three different components, each with a different weighting. The three components are: (1) the Company’s revenue growth (the “Growth Component”), weighted at 30%; (2) the Company’s operating profit determined in accordance with U.S. GAAP (the “OP Component”), weighted at 30%; and (3) individual performance goals pertaining to each officer’s position and responsibilities (the “Individual Performance Component”), weighted at 40%. For all executive officers other than the CEO, the OP Component and the Individual Performance Component are paid on a semi-annual basis, and the Growth Component is paid on an annual basis. For the CEO, the OP Component is paid on a semi-annual basis, and the Individual Performance Component and the Growth Component are paid on an annual basis. At the discretion of the Compensation Committee, any extraordinary or one-time charges may be excluded for purposes of calculating the cash bonuses under the 2015 Incentive Plan.

Growth Component

The Growth Component is designed to reward year-over-year revenue growth. The Growth Component is subject to a minimum threshold for any payout and a multiplier that increases the target payout depending on Company performance. The Growth Component multiplier is 11% if the minimum threshold is met and 100% if the target is met. If the target revenue growth percentage is met, the multiplier increases by increments of 20% for each percentage increase in revenue growth, and is capped at an annual maximum of 200%.

OP Component

The OP Component is determined by a formula which measures and rewards improvements in the Company’s operating profit. The OP Component is subject to a minimum threshold for any payout and a multiplier that increases the payout depending on Company performance. For the OP Component, the minimum threshold of operating profit percentage is subject to a multiplier of 10%, and the multiplier increases by increments of 10% after the minimum threshold is met. If the target range of operating profit percentage is met, the multiplier is 100%, and thereafter the multiplier increases by increments of 10%, and is capped at a maximum of 200% for each semi-annual measurement period.

Individual Performance Component

For all executive officers other than the CEO, the Individual Performance Component is based on a maximum of ten individual performance goals per semi-annual performance period. The CEO’s Individual Performance Component is based on a maximum of ten individual performance goals for the annual performance period. For all executive officers, achievement of each goal is measured on a scale of 0% achievement to 150% achievement. The threshold for any payout of the Individual Performance Component is 50% overall achievement and the maximum performance is capped at 150%.

Named Executive Officer Fiscal 2015 Salary and Bonus Target

The Compensation Committee also approved the promotions of Jon A. Olson to Executive Vice President, Finance, Chief Financial Officer and Victor Peng to Executive Vice President and General Manager of Products, effective immediately. Mr. Olson previously served as Senior Vice President, Finance, Chief Financial Officer of the Company since August 2006. Mr. Peng previously served as Senior Vice President and General Manager of Products since October 2013.

The Compensation Committee also approved changes to the salary and bonus targets for fiscal 2015 for the following named executive officers:

Named Executive Officer	Fiscal 2015 Salary*	Fiscal 2015 Bonus Target
Moshe N. Gavrielov	$800,000	140%
Jon A. Olson	$480,000	100%
Victor Peng	$480,000	100%
Vincent L. Tong	$380,000	80%
Frank A. Tornaghi	$390,000	80%

* Effective July 1, 2014

Named Executive Officer Equity Grants

The Compensation Committee also approved performance-based restricted stock unit (“RSU”) awards to the executive officers with an effective grant date of July 1, 2014. The target number of performance-based RSU awards is calculated by dividing a cash value by the three-month average closing share price of the Company’s stock from April 1, 2014 to July 1, 2014, rounded up to the nearest 500th stock unit. For fiscal 2015, the cash value for the CEO is $4.50 million; the cash value for executive vice presidents, Jon A. Olson and Victor Peng, is $1.25 million; and the cash value for senior vice presidents, Frank A. Tornaghi and Vincent L. Tong, is $900,000.

The performance-based RSUs have four performance-based metrics, including share of programmable logic device revenue, share of 28nm revenue, technology leadership and quality leadership. Following the end of fiscal 2015, the performance metrics are evaluated and the degree of achievement, between 0%-165%, is determined. The number of earned performance-based RSUs may increase with overachievement of the applicable performance metrics, including up to a maximum of 165% of the target number of performance-based RSUs. Following determination of the number of performance-based RSUs earned, the RSUs actually awarded will be subject to time-based vesting in three equal annual installments, starting one year from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: May 16, 2014	By:	/s/ Jon A. Olson
Jon A. Olson
Executive Vice President, Finance
and Chief Financial Officer